PROSPECTUS SUPPLEMENT                                           RULE 424(B)(3)
(TO PROSPECTUS, DATED FEBRUARY 6, 1998)             REGISTRATION NO. 333-44165


                           FAMILY GOLF CENTERS, INC.

          $115,000,000 5 3/4% Convertible Subordinated Notes Due 2004
                        4,712,832 Shares of Common Stock

             -----------------------------------------------------

         All of the share figures in this Prospectus Supplement have been adjusted to give effect to a three-for-two stock split (the "Stock Split") effected in the form of a stock dividend declared on April 2, 1998 to holders of record of the Common Stock on April 20, 1998.

         This Prospectus Supplement relates to the resale of up to $115,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Family Golf Centers, Inc., a Delaware corporation (the "Company"), issued to the initial purchasers of the Notes (the "Initial Purchasers") in private placements consummated on October 16, 1997 and November 14, 1997, the resale of up to 4,631,494 shares of common stock, par value $.01 per share (the "Shares" or "Common Stock"), of the Company which are initially issuable upon conversion of the Notes by any holder thereof and to the offering that may be made from time to time of up to 81,338 Shares, by, or for the accounts of, the holders thereof (the "Selling Security Holders"). This Prospectus Supplement restates all of the names of and amounts owned by Selling Security Holders to reflect the Stock Split and, in addition, reflects a change in information as to the names of or amounts owned by certain Selling Security Holders from that set forth in the Prospectus. See "Selling Security Holders" and "Plan of Distribution."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




             The date of this Prospectus Supplement is May 28, 1998

         The following table sets forth certain information, as provided by or on behalf of the Selling Security Holders named below, with respect to the principal amount of Notes held by such Selling Security Holder and the number of Shares issuable upon conversion of the Notes. This information was accurate as of the date such information was provided to the Company. The respective amounts set forth may have increased or decreased due to trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market or otherwise since the date such information was provided. The Notes and Shares of Common Stock offered pursuant to the Registration Statement, of which this Prospectus Supplement forms a part, may be offered from time to time in whole or in part by the Selling Security Holders named below. Any or all of the Notes or Shares of Common Stock listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the principal amount of Notes or the number of Shares that will be held by the Selling Security holders upon termination of this offering (except that in each case, such number will represent less that 1% of the Common Stock outstanding, unless otherwise indicated). Other than their ownership of the Company's securities, none of the Selling Security Holders listed below has had any material relationship with the Company within the past three years, other than BancAmerica Robertson Stephens and Jefferies & Company, which have acted as Initial Purchasers and have provided other investment banking services to the Company. The percentage of Notes outstanding after the Offering is 0% for each of the Selling Security Holders.

                                          PRINCIPAL AMOUNT     NUMBER OF          NUMBER OF
                                              OF NOTES         CONVERSION         SHARES OF                        PERCENTAGE OF
                                         BENEFICIALLY OWNED   SHARES THAT       COMMON STOCK       NUMBER OF        COMMON STOCK
                                             THAT MAY BE         MAY BE         OWNED BEFORE         SHARES      OUTSTANDING AFTER
                 NAME                          SOLD (1)         SOLD (2)      THE OFFERING (3)       OFFERED      THE OFFERING (4)
                ------                        ----------       ----------     ----------------      ---------    -----------------
AAM/Zavove Institutional Income                2,300,000         92,630               0               92,630            0%
Fund, L.P. (5)
Air Dome Limited Partnership (6)                       0              0           7,500                7,500            0%
Allstate Insurance Company                     1,250,000         50,343               0               50,343            0%
Associated Electric Gas & Insurance              300,000         12,083               0               12,083            0%
Services
BancAmerica Robertson Stephens                 2,500,000        100,685               0              100,685            0%
Bank of America Convertible Securities           260,000         10,472               0               10,472            0%
Fund
Bankers Trust Trustee for Chrysler             2,848,000        114,700               0              114,700            0%
Corp Pension Plan dated 4/1/89
Baptist Health                                    85,000          3,424               0                3,424            0%
Bear Stearns Securities                          100,000          4,028               0                4,028            0%
Bear Stearns International Customer            1,000,000         40,274               0               40,274            0%
Safe Custody Investments
Bear Stearns International Ltd.                5,270,000        212,244               0              212,244            0%
BNP Arbitrage, SNC                             3,000,000        120,822           8,400              120,822           .04%
Bond Fund Series - Oppenheimer Bond            3,000,000        120,822               0              120,822            0%
Fund for Growth
Boston Museum of Fine Arts                        36,000          1,450               0                1,450            0%
Robert M. Brotman IRA R/O (7)                     35,000          1,410               0                1,410            0%
BSIL                                             500,000         20,137               0               20,137            0%
CIBC Oppenheimer                               3,150,000        126,863               0              126,863            0%
Castle Convertible Fund, Inc.                    200,000          8,055               0                8,055            0%
Champion International Corp. Master              500,000         20,137               0               20,137            0%
Retirement Trust
Chase Manhattan NA Trustee for IBM             4,898,000        197,262               0              197,262            0%
Retirement Plan Trust dated 12/18/45

                                          PRINCIPAL AMOUNT      NUMBER OF        NUMBER OF
                                              OF NOTES          CONVERSION       SHARES OF                         PERCENTAGE OF
                                         BENEFICIALLY OWNED    SHARES THAT     COMMON STOCK       NUMBER OF         COMMON STOCK
                                             THAT MAY BE          MAY BE       OWNED BEFORE         SHARES       OUTSTANDING AFTER
                 NAME                          SOLD (1)          SOLD (2)    THE OFFERING (3)       OFFERED       THE OFFERING (4)
                ------                        ----------        ----------   ----------------      ---------     -----------------
Chrysler Insurance Company Total                 30,000           1,209                 0             1,209             0%
Return
Davis Convertible Securities Fund             1,000,000          40,274                 0            40,274             0%
Delaware PERS                                 1,000,000          40,274                 0            40,274             0%
Delta Airlines Master Trust                   1,125,000          45,308                 0            45,308             0%
The Dow Chemical Company                        825,000          33,226                 0            33,226             0%
Employees' Retirement Plan
Dunham & Associates Fund III                     10,000             403                 0               403             0%
Dunham & Associates Fund II                      24,000             967                 0               967             0%
Employee Benefit Convertible                    130,000           5,236                 0             5,236             0%
Securities Fund
Engineers Joint Pension Fund                    134,000           5,397                 0             5,397             0%
FJH Absolute Return Fund, L.P.                  200,000           8,055                 0             8,055             0%
Joseph M. and Doris Fitzgerald (8)                    0               0           105,407            19,703      .      44%
Forest Fulcrum Fund LP                        7,270,000         292,791                 0           292,791             0%
Forest Global Convertible Fund Series         7,270,000         292,791                 0           292,791             0%
A-5
Forest Global Convertible Fund Series            50,000           2,014                 0             2,014             0%
A-1
Fort Dearborn Life Insurance Company            100,000           4,028                 0             4,028             0%
Frankhill Associates LP (7)                      50,000           2,014                 0             2,014             0%
Franklin & Marshall College                     226,000           9,102                 0             9,102             0%
Golf Masters Limited Partnership (6)                  0               0             7,500             7,500             0%
Gustave J. Frerotte and Ann M. Frerotte          50,000           2,014                 0             2,014             0%
(7)
David L. Frey (7)                                25,000           1,007                 0             1,007             0%
Hamilton Partners, Ltd.                       1,750,000          70,480                 0            70,480             0%
Highbridge Capital Corporation (9)            3,660,000         147,403                 0           147,403             0%
How & Co.                                       410,000          16,513                 0            16,513             0%
Husic Capital Management as a                   700,000          28,192                 0            28,192             0%
Discretionary Assets Manager for the
Ameritech Pension Plan under an
Investment Management Agreement
dated December 22, 1995
ICI American Holdings Pension Trust             400,000          16,110                 0            16,110             0%
JEFCO (10)                                      690,000          27,789                 0            27,789             0%
Jefferies & Company                             310,000          12,485                 0            12,485             0%


                                          PRINCIPAL AMOUNT     NUMBER OF        NUMBER OF
                                              OF NOTES        CONVERSION        SHARES OF                         PERCENTAGE OF
                                         BENEFICIALLY OWNED   SHARES THAT      COMMON STOCK        NUMBER OF         COMMON STOCK
                                             THAT MAY BE         MAY BE        OWNED BEFORE         SHARES       OUTSTANDING AFTER
                 NAME                          SOLD (1)         SOLD (2)     THE OFFERING (3)       OFFERED       THE OFFERING (4)
                ------                        ----------       ----------    ----------------      ---------     -----------------
J.P. Morgan & Co., Inc. (11)                  4,000,000          161,096         13,350             161,096          .07%
Lee H. Javitch (7)                               50,000            2,014              0               2,014            0%
Jefferies & Company                             310,000           12,485              0              12,485            0%
KA Management Ltd.                              472,489           19,029              0              19,029            0%
KA Trading, L.P.                                277,511           11,177              0              11,177            0%
Key Asset Management, Inc.                      500,000           20,137              0              20,137            0%
LDG Limited (12)                                500,000           20,137              0              20,137            0%
Lincoln National Convertible Securities       1,890,000           76,118              0              76,118            0%
Fund
Lincoln National Life Insurance               1,045,000           42,087              0              42,087            0%
LLT Limited (13)                                380,000           15,304              0              15,304            0%
Mainstay Convertible Fund                     6,650,000          267,822         58,650             267,822
Edward J. Malek (8)                                   0                0         21,300                 666          .11%
Massachusetts Mutual Life Insurance           1,225,000           49,336              0              49,336            0%
Company (14)
MassMutual Corporate                            300,000           12,083              0              12,083            0%
Investors (14)
MassMutual Corporate Value Partners             600,000           24,165              0              24,165            0%
Limited (14)
MassMutual High Yield Partners LLC              725,000           29,199              0              29,199            0%
(14)
MassMutual Participation Investors              150,000            6,041              0               6,041            0%
(14)
McMahan Securities                              270,000           10,874              0              10,874            0%
Nalco Chemical Retirement Trust                 200,000            8,055              0               8,055            0%
Nicholas-Applegate Income & Growth            1,226,000           49,376              0              49,376            0%
Fund
Frank E. Obryan and Mary Ann Obryan              25,000            1,007              0               1,007            0%
(7)
Orrington Investments L.P.                      650,000           26,178              0              26,178            0%
Orrington International Fund Ltd.               395,000           15,909              0              15,909            0%
Pacific Horizon Capital Income Fund           4,400,000          177,205              0             177,205            0%
Pacific Innovation Trust Capital Income         140,000            5,639              0               5,639            0%
Fund
Pacific Life Insurance                          500,000           20,137              0              20,137            0%
Paloma Securities                             2,550,000          102,699              0             102,699            0%


                                          PRINCIPAL AMOUNT     NUMBER OF         NUMBER OF
                                              OF NOTES         CONVERSION        SHARES OF                         PERCENTAGE OF
                                         BENEFICIALLY OWNED   SHARES THAT      COMMON STOCK       NUMBER OF         COMMON STOCK
                                             THAT MAY BE         MAY BE        OWNED BEFORE         SHARES       OUTSTANDING AFTER
                 NAME                          SOLD (1)         SOLD (2)     THE OFFERING (3)       OFFERED       THE OFFERING (4)
                ------                        ----------       ----------    ----------------      ---------     -----------------
Port Authority of Allegheny County              600,000         24,165               0              24,165             0%
Retirement and Disability Allowance
Plan for the Employees Represented by
Local 85 of the Amalgamated Transit
Union
Reserve Convertible Securities Fund             400,000         16,110               0              16,110             0%
Retirement Plans of Atlantic Richfield        5,000,000        201,370               0             201,370             0%
Co. and Certain of its Subsidiaries
Master Trust
RJR Nabisco, Inc. Defined Benefit               450,000         18,124               0              18,124             0%
Master Trust
Robert L. Rosen and Dale Atkins Rosen            50,000          2,014               0               2,014             0%
(7)
Benjamin M. Rosen (7)                            50,000          2,014               0               2,014             0%
Janet Rudrick (8)                                     0              0          15,005               2,805            .06%
Safeco Income Fund                           20,000,000        805,478               0             805,478             0%
San Diego County                              1,112,000         44,785               0              44,785             0%
San Diego City Retirement                     1,200,000         48,329               0              48,329             0%
Shepherd Investments International Ltd.       2,000,000         80,548               0              80,548             0%
Silverton International Fund Limited          1,700,000         68,466               0              68,466             0%
Societe Generale Securities Corporation       4,350,000        175,192               0             175,192             0%
Sound Shore Partners, L.P.                      500,000         20,137               0              20,137             0%
Stark Investment                              2,000,000         80,548               0              80,548             0%
State Street Bank Custodian for GE            1,528,000         61,539               0              61,539             0%
Pension Trust
John J. Streitmarter (8)(15)                          0              0          12,525              12,525             0%
Susquehanna Capital Group                     1,150,000         46,315               0              46,315             0%
TQA Arbitrage Fund, L.P.                        750,000         30,206               0              30,206             0%
TQA Leverage Fund, L.P.                         500,000         20,137               0              20,137             0%
TQA Vantage Fund, Ltd.                        3,000,000        120,822               0             120,822             0%
TQA Vantage Plus Fund, Ltd.                     500,000         20,137               0              20,137             0%
United National Insurance                        90,000          3,625               0               3,625             0%
University of Pittsburgh Medical Center         250,000         10,069               0              10,069             0%
UPMC Guyasuta SMMH                              150,000          6,041               0               6,041             0%
Vista Growth and Income Fund                  2,250,000         90,617               0              90,617             0%
Wake Forest University                          263,000         10,592               0              10,592             0%

                                          PRINCIPAL AMOUNT     NUMBER OF         NUMBER OF
                                              OF NOTES         CONVERSION        SHARES OF                         PERCENTAGE OF
                                         BENEFICIALLY OWNED   SHARES THAT      COMMON STOCK       NUMBER OF         COMMON STOCK
                                             THAT MAY BE         MAY BE        OWNED BEFORE         SHARES       OUTSTANDING AFTER
                 NAME                          SOLD (1)         SOLD (2)     THE OFFERING (3)       OFFERED       THE OFFERING (4)
                ------                        ----------       ----------    ----------------      ---------     -----------------
Walker Art Center                              215,000           8,659                0              8,659              0%
Wayne C. Walker and Terrilynne                  15,000             605                0                605              0%
Walker (7)
Weirton Trust                                  560,000          22,554                0             22,554              0%
Robert J. Williams (8)                               0               0           30,639             30,639              0%
Zazove Convertible Fund, LP                    650,000          26,178                0             26,178              0%
ZENECA Holdings                                400,000          16,110                0             16,110              0%

(1) The information set forth herein is as of the date such information was provided to the Company by the United States Trust Company of New York and/or by the Selling Security Holders. Of the $115 million aggregate principal amount of Notes, $113.57 million are held through DTC in street names. Since the original issuance of the Notes, some of the Notes have been traded on PORTAL or otherwise and in some instances, Notes may be listed in the name of both the transferor and the transferee. Consequently, the aggregate Principal Amount of Notes Beneficially Owned That May be Sold exceeds the $115 million aggregate principal amount of Notes outstanding.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $24.83 in principal amount of Notes per share of Common Stock.

(3) Does not include the Conversion Shares. Includes the following numbers of shares of Common Stock held in escrow for the following Selling Security
     Holders: Janet Rudnick - 1,329; Joseph M. and Doris Fitzgerald - 9,350; and Edward J. Malek - 666. Includes the following numbers of shares issuable upon exercise of warrants or options for the following Selling Security Holders: Janet Rudnick - 1,476; and Joseph M. and Doris Fitzgerald - 10,368.

(4) Based upon the 19,607,852 shares of Common Stock outstanding as of May 26, 1998.

(5) Power to dispose or direct disposition of Notes or Shares is shared with Zazove Associates, LLC, a registered investment advisor with discretionary authority.

(6) A company, the assets of which have been acquired by the Company. The 7,500 Shares of Common Stock were issued pursuant to options issued in the acquisition which were exercised at a price of $16.67 per share.

(7) Power to dispose or direct disposition of Notes or Shares is held by Delta Capital Management, an investment

(8) A stockholder of a company, the assets of which have been acquired by the Company.

(9) The power to vote or to direct the vote of such securities and the power to dispose of or direct the disposition of such securities is shared with Highbridge Capital Management, LLC.

(10) JEFCO is an affiliate of Jefferies & Company, Inc. which has acted as an Initial Purchaser and/or underwriter for the Company.

(11) J.P. Morgan & Co., Inc. owns the Notes and common Stock as a fiduciary for its clients. JP Morgan's clients have the right to vote the 8,900 Shares.

(12) As to all the Notes owned by LDG Limited, TQA Investors exercises shared power of disposition under an agreement with LDG Limited. LDG Limited does not disclaim beneficial ownership of the Notes.

(13) Power to dispose or direct disposition of Notes or Shares is shared with Forest Investment Management L.P.

(14) Massachusetts Mutual Life Insurance Company, MassMutual Corporate Value Partners Limited, MassMutual High Yield Partners LLC are associates. Pursuant to an exemptive order issued under Section 17(d) of the Investment Company Act of 1940, as amended, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation investors and MassMutual Corporate Value Partners Limited must sell Shares in proportion to their respective holdings unless the Joint Transactions Committees of the Boards of Trustees of MassMutual Corporate Investors and MassMutual Participation Investors approve a disproportionate disposition of such Shares.

(15) Includes 12,525 Shares held in escrow.